FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207677-09

From:

Sent: Thursday, July 12, 2018 10:17 AM

To:

Cc:

Subject: GSMS 2018-GS10 -- New Issue Announcement (Public)(external)

Importance: High

GSMS 2018-GS10 -- New Issue Announcement (Public)(external)

$690.196mm Fixed Rate CMBS Offering

Lead Manager and Sole Bookrunner: Goldman Sachs & Co. LLC

Co-Manager: Academy Securities

						U/W NOI
Class	S&P/Fitch/DBRS	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	AAA(sf)/AAAsf/AAA(sf)	12.186	2.74	30.000%	41.4%	16.4%
A-2	AAA(sf)/AAAsf/AAA(sf)	72.497	4.86	30.000%	41.4%	16.4%
A-3	AAA(sf)/AAAsf/AAA(sf)	62.946	6.61	30.000%	41.4%	16.4%
A-4	AAA(sf)/AAAsf/AAA(sf)	175.000	9.65	30.000%	41.4%	16.4%
A-5	AAA(sf)/AAAsf/AAA(sf)	199.668	9.82	30.000%	41.4%	16.4%
A-AB	AAA(sf)/AAAsf/AAA(sf)	25.167	7.22	30.000%	41.4%	16.4%
A-S	AA+(sf)/AAAsf/AAA(sf)	68.433	9.90	21.250%	46.6%	14.6%
B	NR/AA-sf/AA(low)(sf)	38.127	9.94	16.375%	49.5%	13.8%
C	NR/A-sf/A(low)(sf)	36.172	9.94	11.750%	52.2%	13.0%

Collateral Summary

Initial Pool Balance:	$810.710mm
Number of Mortgage Loans:	33
Number of Mortgaged Properties:	57
Average Cut-off Date Mortgage Loan Balance:	$24.567mm
Weighted Average Mortgage Interest Rate:	4.43723%
Weighted Average Remaining Term to Maturity (mos):	110
Weighted Average Remaining Amortization Term (mos):	360
Weighted Average Cut-off Date LTV Ratio:	59.2%
Weighted Average Maturity Date LTV Ratio:	55.5%
Weighted Average Underwritten DSCR Ratio:	2.36x
Weighted Average Debt Yield on Underwritten NOI:	11.5%
% of Mortgage Loans with Mezzanine Debt:	15.8%
% of Mortgage Loans with Subordinate Debt:	15.8%
% of Mortgage Loans with Preferred Equity:	0.0%
% of Mortgaged Properties with Single Tenants:	16.8%

Property Type:	34.4% Office, 24.1% Retail, 16.7% Industrial,
9.6% Multifamily, 5.3% Ground Leased Land,
4.3% Manufactured Housing, 3.0% Mixed Use,
2.6% Hospitality

Top 5 States:	21.65% CA, 10.42% PA, 9.05% TX, 8.51% CO, 7.52% AZ

Anticipated Timing

Global Investor Call:	Thursday, July 12th
Anticipated Pricing:	Week of July 16th
Anticipated Closing:	July 30, 2018

Global Investor Call Details

Date:	Thursday, July 12th
Time:	12:00PM ET
US/CAN Toll Free:	888-466-4447
Passcode:	5630379

Roadshow Schedule

Friday, July 13th

Hartford, CT - Breakfast Meeting

- Max Downtown

- 185 Asylum St, Hartford, CT

- 8:00AM ET

Boston, MA – Lunch Meeting

- Boston Harbor Hotel (Boardroom)

- 70 Rowes Wharf, Boston, MA

- 12:30PM ET

Friday, July 13th

Minneapolis, MN - Breakfast Meeting

- The Marquette Hotel (Minnesota River Room)

- 710 Marquette Ave, Minneapolis, MN

- 8:00AM CT

Preliminary Offering Materials

Term Sheet

Annex A

The issuer has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-207677) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED (OTHER THAN ANY STATEMENT RELATING TO THE IDENTITY OF THE LEGAL ENTITY AUTHORIZING OR SENDING THIS COMMUNICATION IN A NON-US JURISDICTION).  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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